UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2006

THE SERVICEMASTER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-14762 (Commission File Number)	36-3858106 (I.R.S. Employer Identification Number)

3250 Lacey Road, Suite 600, Downers Grove, Illinois  60515

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 663-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)
[	] Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d(b))
[	] Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 30, 2006, The ServiceMaster Company announced a plan to consolidate its corporate headquarters into its operations center in Memphis, Tennessee and close its current headquarters at Downers Grove, Illinois. The transition to Memphis is scheduled to be completed by July 2007. The Board of Directors of the Company approved the action on October 27, 2006. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company’s operating business units and leadership are already headquartered in Memphis and currently employ over 2,300 individuals. A number of company-wide support functions are also already located there, and are included in that employment total. The Downers Grove, Illinois office currently employs approximately 170 individuals, virtually all of which will be impacted by the decision to consolidate headquarters. The Downers Grove functions affected by the consolidation include corporate accounting, treasury and finance, tax, and portions of the legal, information technology, marketing, and mergers and acquisitions functions. The Company believes the consolidation of Downers Grove support functions and positions with operating unit leadership in Memphis will improve the speed and effectiveness of communications and decision-making. The relocation to Memphis is targeted to be completed by July 2007.

In connection with the consolidation plan, the Company expects to incur incremental costs in the range of $25 to $30 million over the next nine months. Such costs include employee retention and severance costs of approximately $16-19 million, lease termination costs of approximately $5 million, and employee relocation, recruiting and training costs of approximately $4-6 million. Almost all such costs will be cash expenditures. In accordance with U.S. generally accepted accounting principles, the Company expects to recognize approximately $10 million of these charges in the fourth quarter of 2006, with the remaining charges being recognized in fiscal 2007.

In addition to the charges noted above, the Company expects to incur certain other cash charges throughout the consolidation process. These additional charges include training of replacement employees, the costs related to headcount overlap during a transitional training period, and temporary employee staffing, should the need arise. While the estimate of these costs, in total, is not yet final, the Company currently expects that it will incur approximately $3 million of pre-tax costs during the first half of 2007 related to these factors.

In connection with the consolidation, the Company expects to realize reductions in travel and rent costs of approximately $3-$4 million per year, with full realization of these annual savings beginning in 2008. Additionally, savings are expected to be realized from State and Local tax incentives, the net present value of which is comparable to the costs of the consolidation. These incentives are expected to be realized over a period of 8 to 20 years, depending on their type.

This report contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement contained in this report, include: (1) severance payments and retention and relocation bonuses that differ from the original estimate due to employees terminating employment prior to the agreed termination date, (2) retention bonuses that differ from the original estimate due to employees agreeing to remain employed after the original termination date, (3) recruiting and relocation costs that differ from the original estimates due to more or fewer employees agreeing to relocate to Memphis or the need to recruit employees from outside the Memphis metropolitan area, and (4) State and Local incentives that differ from estimates due to future changes in State and Local laws and regulations.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release issued by The ServiceMaster Company on October 30, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2006	THE SERVICEMASTER COMPANY
By: /s/ Ernest J. Mrozek
Ernest J. Mrozek
President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit

Number	Description of Exhibit
99.1	Press release issued by The ServiceMaster Company on October 30, 2006.

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